SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 30, 2007

.

AMERICAN UNITY INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

          0-32375

           65-0067192

(Commission File Number)

(IRS Employer Identification No.)

Room 308, 100 Yan Yue Lane, South Dong Si Street, Dong Cheng District, Beijing, China  100011

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (8610) 6523-3262.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 29, 2007, the Registrant’s Board of Directors has elected Robert Goodman and Lisa Pang to be new Directors of the Board of Directors.  The Board has also appointed Christian Lillieroos to be the new Chairman of the Board of Directors, replacing Henry Jiang who has been inactive for the past 12 months. There has not occurred any change of control of the Registrant.

Mr. Robert E. Goodman is also the Chairman of Sino American Trade Development Association and has over forty years experience working with private business, government agencies, and international business groups. As an entrepreneur, Mr. Goodman was appointed by the Governors of the States of Nevada and Wyoming as their State Director of the Department of Economic Development. He has held senior positions with county, city, public and private associations, i.e., Executive Director of Economic Development Companies, Chambers of Commerce, and Four Corners Regional Commission. Mr. Goodman has led over thirty trade missions throughout the world, and developed joint venture leads or product distribution in China, Hong Kong, Taiwan and Japan for among others; J.C. Penney Co., Coors Brewing Co., and Nissan Motor Corporation.

Dr. Lisa (Lixia) Pang’s (Age 34) background and experience in business, especially her understanding of business in China and Chinese government, brings valuable insights to the management team. Before joining AUI in early 2006, Dr. Pang served in Shanghai International Studies University, Fudan University, Inner Mongolia University, Beijing Walker Cultural Co. Ltd, Beijing High-Education Publication, and East Asia Bank as an executive and consultant. Her job as a professional interpreter has also given her wide experiences in international business. She started her own business in 1998. She is the author/co-author of 4 books and translator/co-translator of about 30 books.  Dr. Pang holds a M.A. in English Language and Literature, majoring at translation, and a Ph.D. in economics, focusing on government function and economic globalization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 30, 2007

AMERICAN UNITY INVESTMENTS, INC.

By: /s/ Christian Lillieroos

     Christian Lillieroos

President